Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8, File Nos. 333-180476 and 333-190676 of West End Indiana Bancshares, Inc. of our report dated March 30, 2018, on our audits of the consolidated financial statements of West End Indiana Bancshares, Inc. as of and for the years ended December 31, 2017 and 2016, which report is included in the Annual Report on Form 10-K of West End Indiana Bancshares, Inc. for the year ended December 31, 2017.

BKD, LLP

Indianapolis, Indiana

March 30, 2018